Exhibit 14.1

                                 CODE OF ETHICS

Chartwell International, Inc. Code of Ethics

     Applicability:

     The CHARTWELL Code of Ethics ("CODE") applies to all personnel of CHARTWELL and its subsidiaries from Executive Committee member to managers and all employees. It covers in broad terms what CHARTWELL expects from all of its employees and will be interpreted in the light of each person's responsibility and job function.

     Dissemination:

     The Code shall be available on the internet and on notice boards throughout all general offices and facilities that CHARTWELL operates. It should be read to and by all new recruits as part of the job acceptance process. It shall be reviewed with all employees at least annually, and republished.

     CHARTWELL, as a company and each employee in it shall not discriminate on the basis of race, sex or age. It shall be sensitive to cultural differences in the regions in which it operates and shall adopt the best practices available ernationally.

     All employees shall:

     o    Deal honestly with their colleagues, customers and suppliers.

     o Provide full details of all relationships that may, in the course of a transaction be construed as creating a conflict of interest or appearance of a conflict of interest. A "conflict of interest" exists when an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of CHARTWELL.

     o Shall proactively provide all information to their superiors that may have a material influence on matters under consideration.

     o Shall support and maintain systems of internal control and internal check and not seek to over ride them by acts of omission or commission.

     o Shall report (see below) all irregularities that come to their attention, irrespective of by whom committed and regardless of whether they fall within their span of responsibility.

     o    Shall protect the interests of shareholders.

     o Shall abide by the laws and regulations of the country in which they operate and the laws and regulations that govern CHARTWELL.

     o    Shall  provide  full,  fair,   accurate,   timely  and  understandable
          information in all internal reports and documents filed with the Securities and Exchange Commission or releases to the public.

     o Shall act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

     o Shall protect and respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose and shall not use confidential information acquired in the course of their work for personal advantage.

     o Shall achieve responsible use of and control over all assets and resources employed by or entrusted to them.

The above general principals provide the framework within which the operations of each department are to be managed and the management of each manager. They provide both specific goals and behavior patterns for CHARTWELL, which managers should give effect to, and standards of behavior for each department.

CHARTWELL shall:

Deal fairly with all current, prospective and departing employees.

Promote and remunerate on the basis of ability and performance.

Participate and support the communities in which it does business.

Protect the environment to the best of its ability.

Encourage and promote best practice seeking to raise standards both internally and externally rather than accepting status quo.

Communicate effectively with employees and provide communication lines such that all issues may be raised.

Quality:

Shall establish and maintain systems in accordance with our established certifications and generally accepted best Practice.

Shall  faithfully  record  and  report  all  findings   irrespective  of  cause,
responsibility or consequence.

Finance:

Shall take all steps necessary to record and preserve CHARTWELL's assets.

Shall maintain systems to accurately record and present the operations of CHARTWELL, openly disclosing value jugments and estimates incorporated in presentations and using U.S. generally accepted accounting principles and policies. The principal executive officer and the principal financial officer shall review the annual and quarterly reports, certifying the accuracy of the information, prior to filing with the Securities and Exchange Commission.

Reporting of Breaches or Suspected Breaches

It is the responsibility of every member of staff to promptly report breaches or suspected breaches of the Code.

Unless the suspected breach is by an employee's immediate supervisor the normal channel of reporting is through the emloyee's supervisor with a copy to the HR manager. In the case of suspected breaches by managers the reporting channel is to the CFO, with a copy to the CEO. In the case of suspected breaches by a member of the Executive Committee the procedure is to report to another member of the Executive Committee with a copy to the Chairman of the audit Committee. All contact information is provided on the contact section of the intranet.

Employees are expected to cooperate in internal investigations of misconduct and violations of this Code.

Employees should be aware that CHARTWELL has a statutory duty to protect any employee who reports his or her concer good faith and to insure that there is no retaliation. Reports will be treated in a confidential manner.

Waivers of the Code

Any waiver of this Code may be made only by the Audit Committee of the Board of Directors and will be promptly disclosed as required by law or the private regulatory body. Requests for waivers must be made in writing to CHARTWELL's Chairman of the Board and Audit Committee Chairman prior to the occurrence of the violation of the Code

Breaches:

The Code is the minimum standard of behavior CHARTWELL expects of its employees. Breaches will be taken into account when assessing performance pay, discretionary bonuses, merit raises, renewal of fixed term contracts etc. In extreme material cases, CHARTWELL may deem a breach of the Code a breach of your employment contract or the terms of your employment and consider such breach termination for cause. Such violator may also be subject to civil action and/or refferral to law enforcement agencies for criminal prosecution.